                                     Registration Statement No. 333-54446
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           __________________________

                              Amendment No. 1 to

                           REGISTRATION STATEMENT ON
                                    FORM S-3
                                     UNDER
                           THE SECURITES ACT OF 1933
                           __________________________
                        SHEFFIELD PHARMACEUTICALS, INC.
             (Exact Name of Registrant as Specified in its Charter)

Delaware                                                   2834                           13-3808303
(State or Other Jurisdiction                   (Primary Standard Industry            (I.R.S. Employer
of Incorporation or Organization)              Classification Code Number)            Identification No.)

                           __________________________

                      425 South Woodsmill Road, Suite 270
                              St. Louis, MO 63017
                                 (314) 579-9899
   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                           __________________________

                               Loren G. Peterson
                            Chief Executive Officer
                        Sheffield Pharmaceuticals, Inc.
                      425 South Woodsmill Road, Suite 270
                              St. Louis, MO 63017
                                 (314) 579-9899
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of
                               Agent For Service)
                           __________________________

                                    Copy to:
                             David A. Cifrino, P.C.
                            William O. Fabbri, Esq.
                            McDermott, Will & Emery
                                28 State Street
                             Boston, MA 02109-1775
                                 (617) 535-4034
                           __________________________

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until registration statement filed the Securities and Exchange commission is effective. The prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MARCH 20, 2001


                                913,258 Shares

                        SHEFFIELD PHARMACEUTICALS, INC.

                                    [LOGO]

                                 Common Stock


     This prospectus relates to the offer and resale from time to time by the selling stockholders of:

     . 626,950 shares of our common stock issued to The Tail Wind Fund Ltd. in a private placement by the Company completed in December 2000,
     . 112,500 shares of our common stock issuable upon exercise of a warrant issued to The Tail Wind Fund Ltd. in the December 2000 private placement,
     . 53,808 shares of our common stock issuable upon exercise of warrants issued to Gruntal & Co., and
     . 100,000 shares of our common stock issuable upon exercise of a warrant issued to Continental Capital & Equity Corporation.
     . 20,000 shares of our common stock issuable upon exercise of a warrant issued to The P. L. Thomas Group.

     The selling stockholders may sell the shares from time to time at fixed prices, market prices or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling shareholders' possible methods of sales, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 11. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

     Selling stockholders identified in this prospectus are offering all of these shares and will receive all of the proceeds of this offering. Our common stock presently trades on the American Stock Exchange, or AMEX, under the symbol "SHM". On March 19, 2001, the closing sale price of common stock on the AMEX was $3.24.

                                _______________

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.
                                _______________


     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                _______________

               The date of this Prospectus is March __, 2001.

                               TABLE OF CONTENTS


                                                                         Page
                                                                         ----
Prospectus Summary.....................................................     1

Risk Factors...........................................................     3

Note on Forward Looking Statements.....................................     9

Use of Proceeds........................................................     9

Selling Stockholders...................................................    10

Plan of Distribution...................................................    11

Legal Matters..........................................................    12

Experts................................................................    12

Where You Can Find More Information....................................    12

                              PROSPECTUS SUMMARY


This is only a summary and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and our financial statements and the notes thereto included elsewhere in this prospectus.


                        SHEFFIELD PHARMACEUTICALS, INC.


     We are a specialty pharmaceutical company focused on the development and commercialization of later stage pharmaceutical opportunities, utilizing proprietary pulmonary delivery technologies over a range of therapeutic areas. Through our alliances with Elan Corporation plc, Zambon Group SpA, and Siemens AG, we are currently developing nine respiratory and systemic (non-respiratory) therapies to be delivered through our Metered Solution Inhaler, or MSI and Aerosol Drug Delivery System, or ADDS. We believe these pulmonary delivery technologies will allow us to capitalize on the growing drug delivery market by providing both advanced respiratory treatments and patient-friendly alternatives for therapies that can currently be administered only by injection or other inconvenient means.

     In 1997, we acquired the rights to MSI through a worldwide exclusive license and supply arrangement with Siemens AG. In June 1998, we sublicensed to Zambon Group SpA worldwide marketing and development rights to respiratory products to be delivered by the MSI. During the second half of 1998, we acquired the ADDS from Aeroquip-Vickers, Inc. Additionally, during 1998, we licensed from Elan Corporation, plc, the Ultrasonic Pulmonary Drug Absorption System, a novel disposable unit dose nebulizer system, and Elan's Absorption Enhancing Technology, a therapeutic agent to increase the systemic absorption of drugs. In October 1999, we licensed Elan's NanoCrystal technology to be used in developing certain steroid products.

     Our lead drug delivery technology, the MSI, is a patented, multi-dose nebulizer delivery system. The pocket-sized inhaled drug delivery system features an ultrasonic nebulizer that emits high-frequency sound waves that turn liquid medication into a fine cloud or soft mist. Our MSI system combines the therapeutic benefits of nebulization with the convenience of pressurized metered dose inhalers, or MDIs, in one patient-friendly device. Our MSI is comprised of a hand-held ultrasonic nebulizer and interchangeable, drug-filled cartridges that are inserted into the inhaler unit. The interchangeable cartridges provide patients who must take multiple respiratory medications with a single, easy-to-use system. We believe the soft mist created by the MSI provides multiple drug administration advantages over the high-velocity MDIs and dry powder inhalers. Furthermore, our MSI system is fast and portable as compared to conventional tabletop nebulizers, which are large, cumbersome and more time consuming to use. The MSI system targets younger and older asthma patients, as well as older chronic obstructive pulmonary disease patients who have difficulty using MDIs and currently depend on tabletop nebulizers for delivery of their medications.

     Our ADDS is a patented, new generation MDI that we believe has significant efficiency and performance advantages over standard MDIs. Our ADDS technology utilizes a standard aerosol MDI canister, encased in a compact device that provides an aerosol flow-control chamber and a synchronized triggering mechanism. The aerosol flow-control chamber allows the patient to inhale through the device at a normal breathing rate, instead of a forced breath. The inspiratory breath establishes flow fields within the device that mix and uniformly disperse the drug in the breath. At the mouthpiece, nearly all the propellant is evaporated leaving only drug particles to be inspired, allowing a significant increase in the amount of drug delivered to the lungs. Our ADDS system, like our MSI system, is designed to reduce patient coordination problems and enhance compliance with the prescribed treatment.

     Sheffield Pharmaceuticals, Inc. (formerly Sheffield Medical Technologies Inc.) is a Delaware corporation. Our principal executive offices are located at 425 South Woodsmill Road, Suite 270, St. Louis, Missouri, 63017, and our telephone number is (314) 579-9899. Our common stock trades on the American Stock Exchange under the symbol "SHM". Our web site address is www.sheffieldpharm.com. Information contained on our web site is not intended to be part of this prospectus and is not incorporated by reference herein.

                              Summary of Offering



Common stock offered by selling stockholders...........  913,258 shares/(1)/

Shares of common stock outstanding
after the offering.....................................  29,115,584 shares/(2)/

Use of proceeds........................................  All proceeds from the sale of the shares of
                                                         common stock in this
                                                         offering will be
                                                         received by the selling
                                                         stockholders.

AMEX Ticker symbol.....................................  SHM


  (1) Consists of 626,950 shares of common stock and 286,308 shares of common stock issuable upon the exercise of outstanding warrants.

  (2) Based on the number of shares actually outstanding on March 6, 2001. Includes all the shares being offered pursuant to this prospectus and excludes, as of March 6, 2001:

      . 4,499,100 shares of common stock issuable on the exercise of outstanding options at a weighted average exercise price of $3.19 per share,

      . 2,146,361 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.62 per share,

      . 1,189,200 shares of common stock available for future issuance under our 1993 Stock Option Plan, 1993 Restricted Stock Plan and 1996 Directors Stock Option Plan,

      . 15,464,235 shares of common stock issuable upon conversion of outstanding shares of preferred stock, and

      . 1,362,578 shares of common stock issuable upon conversion of outstanding convertible promissory notes.

                                 RISK FACTORS


     You should carefully consider the risk factors in addition to the remainder of this prospectus before purchasing our common stock. The risks described below are not the only risks we face. Additional risks of which we do not yet know or that we currently think are immaterial may also impair our business operations. If any of the following risks occur, our business, financial condition or operating results could be adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have experienced significant operating losses throughout our history and expect these losses to continue for the foreseeable future.

     Our operations to date have consumed substantial amounts of cash and we have generated to date only limited revenues from contract research and licensing activities. We have incurred approximately $80.8 million of operating losses since our inception, including $6.1 million during the year ended December 31, 2000. Our operating losses and negative cash flow from operations are expected to continue in the foreseeable future.

We will need additional financing, which if not available, could prevent us from funding or expanding our operations.

     Cash available for funding our operations as of December 31, 2000 was $3.0 million. As of such date, we had trade payables of $1.2 million and current research obligations of $.2 million. In addition, committed and/or anticipated funding of research and development after December 31, 2000 is estimated at approximately $3.1 million, of which $3.0 million has been committed to be funded by Elan through the issuance of our Series E cumulative convertible preferred stock. Since December 31, 2000 we have received $1.0 million as an interest-free advance against future milestone payments, and anticipate that we have sufficient cash to meet our cash requirements through December 31, 2001, assuming we do not incur unexpected costs.

     We need to raise substantial additional capital to fund our operations. The development of our technologies and proposed products will require a commitment of substantial funds to conduct costly and time-consuming research, preclinical and clinical testing, and to bring any such products to market. Our future capital requirements will depend on many factors, including continued progress in developing and out-licensing our pulmonary delivery technologies, our ability to establish and maintain collaborative arrangements with others and to comply with the terms thereof, receipt of payments due from partners under research and development agreements, progress with preclinical and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, the need to acquire licenses to new technology and the status of competitive products.

     We intend to seek such additional funding through collaborative or partnering arrangements, the extension of existing arrangements, or through public or private equity or debt financings. Additional financing may not be available on acceptable terms or at all. If we raise additional funds by issuing equity securities, stockholders may be further diluted and such equity securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products that we would otherwise seek to develop or commercialize. If adequate funds are not available from operations or additional sources of funding, our business will suffer a material adverse effect.

Our products are still in development and we may be unable to bring our products to market.

     We have not yet begun to generate revenues from the sale of products. Our products will require significant additional development, clinical testing and investment prior to their commercialization. We do not expect regulatory approval for commercial sales of any of our products in the immediate future. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Such reasons include the possibility that products will not be proven to be safe and efficacious in clinical trials, that they will not be able to meet applicable regulatory standards or obtain required regulatory approvals, that they cannot be produced in commercial quantities at reasonable costs or that they fail to be successfully commercialized or fail to achieve market acceptance.

If our products are not accepted by the medical community, our business will suffer.

     Commercial sales of our products will substantially depend upon the products' efficacy and on their acceptance by the medical community. Widespread acceptance of our products will require educating the medical community as to the benefits and reliability of the products. Our products may not be accepted and, even if accepted, we are unable to estimate the length of time it would take to gain such acceptance.

We will be required to make royalty payments on products we may develop, reducing the amount of revenues with which we could fund ongoing operations.

     The owners and licensors of the technology rights acquired by us are entitled to receive a certain percentage of all revenues received by us from commercialization, if any, of products in respect of which we hold licenses. Accordingly, in addition to our substantial investment in product development, we will be required to make substantial payments to others in connection with revenues derived from commercialization of products, if any, developed under licenses we hold. Consequently, we will not receive the full amount of any revenues that may be derived from commercialization of products to fund ongoing operations.

Our dependence on third parties for rights to technology and the development of our products could harm our business.

     Under the terms of existing license agreements, we are obligated to make certain payments to our licensors. In the event that we default on the payment of an installment under the terms of an existing licensing agreement, our rights thereunder could be forfeited. As a consequence, we could lose all rights under a license agreement to the related licensed technology, notwithstanding the total investment made through the date of the default. Unforeseen obligations or contingencies may deplete our financial resources and, accordingly, sufficient resources may not be available to fulfill our commitments. If we were to lose our rights to technology, we may be unable to replace the licensed technology or be unable to do so on commercially reasonable terms, which would materially adversely affect our ability to bring products based on that technology to market. In addition, we depend on our licensors for assistance in developing products from licensed technology. If these licensors fail to perform or their performance is not satisfactory, our ability to successfully bring products to market may be delayed or impeded.

We face intense competition and rapid technological changes and our failure to successfully compete or adapt to changing technology could make it difficult to successfully bring products to market.

     The medical field is subject to rapid technological change and innovation. Pharmaceutical and biomedical research and product development are rapidly evolving fields in which developments are expected to continue at a rapid pace. Reports of progress and potential breakthroughs are occurring with increasing frequency. Our success will depend upon our ability to develop and maintain a competitive position in the research, development and commercialization of products and technologies in our areas of focus. Competition from pharmaceutical, chemical, biomedical and medical companies, universities, research and other institutions is intense and is expected to increase. All, or substantially all, of these competitors have substantially greater research and development capabilities, experience, and manufacturing, marketing, financial and managerial resources. Further, acquisitions of competing companies by large pharmaceutical or other companies could enhance such competitors' financial, marketing and other capabilities. Developments by others may render our products or technologies obsolete or not commercially viable and we may not be able to keep pace with technological developments.

We have granted anti-dilutions rights to The Tail Wind Fund Ltd. which may require us to issue additional shares to Tail Wind, make cash payments to Tail Wind and may hinder our ability to raise additional funds.

     Pursuant to our December 2000 private placement with The Tail Wind Fund Ltd., until at least August 29, 2002, if we sell shares of our common stock or securities convertible into or exercisable for common stock for less than $3.5888 per share, we are obligated to issue to Tail Wind additional shares so that the number of shares purchased by Tail Wind in the December 2000 private placement plus the additional shares issued to Tail Wind equals the number of shares that Tail Wind could have purchased for $2,250,000 at the price per share at which the new shares are sold. The presence of these anti-dilution rights may negatively affect our ability to obtain additional financing. In addition, in the event that we are required to issue additional shares to Tail Wind, we may not issue an aggregate of over 5,630,122 shares of our common stock in total to Tail Wind in connection with the December 2000 private placement. If we would otherwise be required to issue more than 5,630,122 shares to Tail Wind, we must instead pay Tail Wind 105% of the cash value of such shares we do not issue.

We are subject to significant government regulation and failure to achieve regulatory approval for our products would severely harm our business.

     Our ongoing research and development projects are subject to rigorous FDA approval procedures. The preclinical and clinical testing requirements to demonstrate safety and efficacy in each clinical indication (the specific condition intended to be treated) and regulatory approval processes of the FDA can take a number of years and will require us to expend substantial resources. We may be unable to obtain FDA approval for our products, and even if we do obtain approval, delays in such approval would adversely affect the marketing of products to which we have rights and our ability to receive product revenues or royalties. Moreover, even if FDA approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA, and a later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Additional government regulation may be established which could prevent or delay regulatory approval of our products. Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Even if FDA approval has been obtained, approval of a product by comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing the product in those countries. The time required to obtain such approval may be longer or shorter than that required for FDA approval. We have no experience in manufacturing or marketing in foreign countries nor in matters such as currency regulations, import-export controls or other trade laws. To date, we have not received final regulatory approval from the FDA or any other comparable foreign regulatory authority for any of our products or technologies.

Our failure to meet product release schedules would make it difficult to predict our quarterly results and may cause our operating results to vary significantly.

     Delays in the planned release of our products may adversely affect forecasted revenues and create operational inefficiencies resulting from staffing levels designed to support the forecasted revenues. Our failure to introduce new products on a timely basis could delay or hinder market acceptance and allow competitors to gain greater market share.

If our intellectual property and proprietary rights are infringed, or infringe upon the rights of others, our business will suffer.

     Our success will depend in part on our ability to obtain patent protection for our technologies, products and processes and to maintain trade secret protection and operate without infringing the proprietary rights of others. The degree of patent protection to be afforded to pharmaceutical, biomedical or medical inventions is an uncertain area of the law. In addition, the laws of foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. We may not develop or receive sublicenses or other rights related to proprietary technology that are patentable, patents that are pending may be not issued, and any issued patents may not provide us with any competitive advantages and may be challenged by third parties. Furthermore, others may independently duplicate or develop similar products or technologies to those developed by or licensed to us. If we are required to defend against charges of patent infringement or to protect our own proprietary rights against third parties, substantial costs will be incurred and we could lose rights to certain products and technologies or be required to enter into costly royalty or licensing agreements.

We do not have any marketing or manufacturing capabilities and will likely rely on third parties for these capabilities in order to bring products to market.

     We do not currently have our own sales force or an agreement with another pharmaceutical company to market all of our products that are in development. When appropriate, we may build or otherwise acquire the necessary marketing capabilities to promote our products. However, we may not have the resources available to build or otherwise acquire our own marketing capabilities, and we may be unable to reach agreements with other pharmaceutical companies to market our products on terms acceptable to us, if at all.

     In addition, we do not intend to manufacture our own products. While we have already entered into two manufacturing and supply agreements related to the MSI system and one related to the ADDS, these manufacturing and supply agreements may not be adequate and we may not be able to enter into future manufacturing and supply agreements on acceptable terms, if at all. Our reliance on independent manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in, access to necessary manufacturing processes and reduced control over product quality and delivery schedules. If our manufacturers are unable or unwilling to continue manufacturing our products in required volumes, we will have to identify acceptable alternative manufacturers. The use of a new manufacturer may cause significant interruptions in supply if the new manufacturer has difficulty manufacturing products to our specifications. Further, the introduction of a new manufacturer may increase the variation in the quality of our products.

Healthcare reimbursement policies are uncertain and may adversely impact the sale of our products.

     Our ability to commercialize human therapeutic and diagnostic products may depend in part on the extent to which costs for such products and technologies are reimbursed by private health insurance or government health programs. The uncertainty regarding reimbursement may be especially significant in the case of newly approved products. Reimbursement price levels may be insufficient to provide a return to us on our investment in new products and technologies. In the United States, government and other third-party payers have sought to contain healthcare costs by limiting both coverage and the level of reimbursement for new pharmaceutical products approved for marketing by the FDA, including some cases refusal to cover such approved products. Healthcare reform may increase these cost containment efforts. We believe that managed care organizations may seek to restrict the use of new products, delay authorization to use new products or limit coverage and the level of reimbursement for new products. Internationally, where national healthcare systems are prevalent, little if any funding may be available for new products, and cost containment and cost reduction efforts can be more pronounced than in the United States.

We may become subject to product liability claims and our product liability insurance may be inadequate.

     The use of our proposed products and processes during testing, and after approval, may entail inherent risks of adverse effects that could expose us to product liability claims and associated adverse publicity. Although we currently maintain general liability insurance, the coverage limits of our insurance policies may not be adequate. We currently maintain clinical trial product liability insurance of $2.0 million per event for certain clinical trials and intend to obtain insurance for future clinical trials of products under development. However, we may be unable to obtain or maintain insurance for any future clinical trials. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. A successful claim brought against us in excess of our insurance coverage would have a material adverse effect upon us and our financial condition. We intend to require our licensees to obtain adequate product liability insurance. However, licensees may be unable to maintain or obtain adequate product liability insurance on acceptable terms and such insurance may not provide adequate coverage against all potential claims.

If our common stock is delisted from the American Stock Exchange, the price of our common stock and its liquidity could decline.

     Our common stock is listed for trading on the American Stock Exchange, or AMEX, under the symbol "SHM". We do not satisfy discretionary AMEX guidelines for continued listing, including a guideline that a listed company that has sustained losses from operations and/or net losses in three of its four most recent fiscal years, have stockholders' equity of at least $4,000,000. We had net capital deficiency of $413,720 at December 31, 2000. We also do not satisfy a guideline against continued losses for each of the issuer's five most recent fiscal years. Our continued failure to meet the listing guidelines has been regularly reviewed by AMEX and may ultimately result in our common stock being delisted from AMEX. If our common stock were delisted from AMEX, trading of our common stock, if any, would thereafter likely be conducted in the over-the-counter market, unless we were able to list our common stock on The Nasdaq Stock Market or another national securities exchange, which cannot be assured. If our common stock were to trade in the over-the-counter market it may be more difficult for investors to dispose of, or to obtain accurate quotations as to the market value of our common stock. In addition, it may become more difficult for us to raise funds through the sale of our securities.

     In the event of the delisting of our common stock from the AMEX and our inability to list our common stock on The Nasdaq Stock Market or another national securities exchange, the regulations of the SEC under the Securities Exchange Act of 1934, as amended, require additional disclosure relating to the market for penny stocks. SEC regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. A disclosure schedule explaining the penny stock market and the risks associated therewith is required to be delivered to a purchaser and various sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. If our securities become subject to the regulations applicable to penny stocks, the market liquidity for our securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell our securities.

The price of biotechnology/pharmaceutical company stocks has been volatile which could result in substantial losses to our stockholders.

     The market price of securities of companies in the biotechnology/pharmaceutical industries has tended to be volatile. Announcements of technological innovations by us or our competitors, developments concerning proprietary rights and concerns about safety and other factors may have a material effect on our business or financial condition. The market price of our common stock may be significantly affected by announcements of developments in the medical field generally or our research areas specifically. The stock market has experienced volatility in market prices of companies similar to us that has been unrelated to the operating results of such companies. This volatility may have a material adverse effect on the market price of our common stock.

Our ability to issue "blank check" preferred stock may make it more difficult for a change in our control.

     Our certificate of incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors, without shareholder approval. In the event of issuance, such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in our control and preventing shareholders from receiving a premium for their shares in connection with a change of control. We issued Series A and Series B cumulative convertible redeemable preferred stock in connection with private placements in February 1997 and April 1998, respectively. All of the Series A preferred stock was converted into common stock during 1998. On July 31, 1998, all of the Series B Preferred stock was redeemed for cash. We also issued shares of our Series C cumulative convertible preferred stock in connection with the consummation of an agreement with Elan International Services, Ltd. ("Elan") in June 1998. In October 1999, in conjunction with a licensing agreement with Elan, we issued shares of our Series D cumulative convertible exchangeable preferred stock and Series F cumulative convertible preferred stock. In addition, we also have a commitment from Elan to purchase shares of Series E cumulative convertible non-exchangeable preferred stock at our option (subject to satisfaction of certain conditions). Except for the previously mentioned purchase commitment for Series E preferred stock, and additional shares of Series C, D and E preferred stock that may be payable as dividends to Elan, as holder of the outstanding Series C, D and E preferred stock, we have no present intention to issue any additional shares of our preferred stock; however, we may issue additional shares of our preferred stock in the future.

We are obligated to issue additional securities in the future diluting our stockholders.

     As of December 31, 2000, we had reserved approximately 6,921,629 shares of our common stock for issuance upon exercise of outstanding options and warrants convertible into shares of our common stock, including by our officers and directors. In addition, as of December 31, 2000, we had $2,000,000 principal amount of a convertible promissory note, 13,712 shares of our Series C preferred stock, 12,870 shares of our Series D preferred stock, 1,004 shares of our Series E preferred stock and 5,000 shares of our Series F preferred stock outstanding. Each of the convertible securities provides for conversion into shares of our common stock at a discount to the market price at December 31, 2000. Our Series C, D, E and F preferred stock are convertible into 9,724,823 shares, 2,648,148 shares, 258,098 shares and 1,470,588 shares, respectively, of common stock. The convertible promissory note is convertible into 1,362,578 shares of common stock. The exercise of options and outstanding warrants, the conversion of such other securities and sales of common stock issuable thereunder could have a significant dilutive effect on the market price of our common stock and could materially impair our ability to raise capital through the future sale of our equity securities.

                      NOTE ON FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as "may", "should", "plan", "expect", "anticipate", "estimate" and similar words although some forward-looking statements are expressed differently. Forward-looking statements represent our management's judgment regarding future events. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. All statements other than statements of historical fact included in this prospectus and the exhibits hereto regarding our financial position, business strategy, products, products under development and clinical trials, markets, budgets, plans, or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including those identified under the heading "Risk Factors" and other sections of this prospectus and in the exhibits hereto.

                                USE OF PROCEEDS

     All of the proceeds from the sale of the shares of common stock in this offering will be received by the selling stockholders.

                             SELLING STOCKHOLDERS

      The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of March 6, 2001. For purposes of presentation, we have assumed that the selling stockholders will sell all shares offered hereby including the shares issuable on exercise of warrants and options.

                          Shares Beneficially Owned       Shares to be      Shares Beneficially Owned
                            Prior to Offering (1)            Offered              After Offering
                            ---------------------            -------              --------------
Name                      Number             Percent                       Number               Percent
----                      ------             -------                       ------               -------
The Tail Wind Fund Ltd.   739,450/(2)/        2.6%           739,450          -                    -
Gruntal & Co.              53,808/(3)/          *             53,808          -                    -
Continental Capital &     100,000/(4)/          *            100,000          -                    -
 Equity Corporation
The P. L. Thomas Group     20,000/(5)/          *             20,000          -                    -

_______________
* Less than 1%

  (1) The persons named in the table, to our knowledge, have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

  (2) Consists of (i) 626,950 shares issued to The Tail Wind Fund Ltd. in a private placement, and (ii) 112,500 shares of common stock issuable upon exercise of an outstanding warrant held by The Tail Wind Fund Ltd.

  (3) Consists of 53,808 shares of common stock issuable upon exercise of warrants issued to Gruntal & Co. in consideration of services provided to us.

  (4) Consists of 100,000 shares of common stock issuable upon exercise of a warrant issued to Continental Capital & Equity Corporation in consideration of services provided to us.

  (5) Consists of 20,000 shares of common stock issuable upon exercise of a warrant issued to The P. L. Thomas Group in consideration of services provided to us.


      On December 29, 2000 we entered into a purchase agreement with The Tail Wind Fund Ltd. Under that agreement, we issued and sold 626,950 shares of our common stock and a warrant to purchase 112,500 shares of common stock at an exercise price of $4.9844 per share for a total cash consideration of $2.25 million.

      Pursuant to a registration rights agreement with Tail Wind, we filed a registration statement, of which this prospectus forms a part, in order to permit Tail Wind to resell to the public the shares of common stock that it purchased pursuant to the securities purchase agreement and that it may acquire upon any exercise of the warrant.

      In the purchase agreement, we granted Tail Wind anti-dilution rights. If we sell common stock or securities exercisable for or convertible into shares of our common stock for less than $3.5888 per share, we must issue additional shares to Tail Wind so that the 626,950 shares purchased by Tail Wind in the December 2000 private placement plus the additional shares issued to Tail Wind equals the number of shares that Tail Wind could have purchased for $2,250,000 at the new per share purchase price. We have agreed to register for resale any additional shares issued pursuant to these anti-dilution rights on a future registration statement. In addition, under the terms of the purchase agreement, we may not issue more than a total of 5,630,122 shares of common stock to Tail Wind in connection with the December 2000 private placement and the anti-dilution provisions. If we would otherwise be required to issue more than 5,630,122 shares to Tail Wind, we must instead pay 105% of the cash value of the shares we do not issue to Tail Wind.

      We granted a warrant to Gruntal & Co. to purchase 35,000 shares at $6.125 per share on October 2, 2000, in connection with investment banking services provided to us. We also granted a warrant to Gruntal & Co. to purchase 18,808 shares at $4.9844 per share on December 29, 2000, in connection with investment banking services provided to us. The shares issuable under these warrants have been included in this prospectus in order to permit Gruntal & Co. to resell the shares.

     We granted a warrant to Continental Capital & Equity Corporation to purchase 100,000 shares at $2.25 per share on September 17, 1998, in connection with investor relation services provided to us. The shares issuable under that warrant have been included in this prospectus in order to permit Continental Capital & Equity Corporation to resell the shares.

     We granted a warrant to The P. L. Thomas Group to purchase 20,000 shares at $3.00 per share on September 30, 1997. The shares issuable under that warrant have been included in this prospectus in order to permit The P. L. Thomas Group to resell the shares.


                             PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     . an exchange distribution in accordance with the rules of the applicable exchange;

     .  privately negotiated transactions;

     . broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     .  a combination of any such methods of sale; and

     .  any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We have agreed to indemnify The Tail Wind Fund Ltd. against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the securities being offered hereby has been passed upon for us by McDermott, Will & Emery.

                                    EXPERTS

     The consolidated financial statements of Sheffield Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) as of and for the year ended December 31, 2000 appearing in Sheffield Pharmaceuticals, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to incorporate by reference the information we file with them into this prospectus, which mean that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all of the shares that are being offered in this prospectus.

     We incorporate by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:

     1.  Our Annual Report on Form 10-K for the year ended December 31, 2000.

     2. Current Report of the Company on Form 8-K filed with the Commission on November 14, 2000.

     3. The description of our common stock set forth in our registration statement on Form 8-B filed with the Commission on July 6, 1995.

     We hereby undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to Sheffield Pharmaceuticals, Inc., 425 South Woodsmill Road, Suite 270, St. Louis, Missouri 63017, Attention: Scott A. Hoffmann, Chief Financial Officer. Oral requests should be directed to Mr. Hoffmann at (314) 579-9899.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                        SHEFFIELD PHARMACEUTICALS, INC.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:
                                                               Amount
                                                               ------
          SEC Registration Fees........................         $   899
          AMEX Listing Fees............................          17,500
          Legal Expenses...............................          12,500
          Accounting Fees and Expenses.................           5,000
          Miscellaneous................................          10,101
                                                              ---------
               Total...................................         $46,000

          The amounts set forth above, except for the Securities and Exchange Commission registration and AMEX listing fees, are in each case estimated.

Item 15. Indemnification of Directors and Officers.

         Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Corporation is insured or indemnified in any manner against liability which he may incur in his capacity as such.

         Article TENTH of the Corporation's Certificate of Incorporation provides as follows:

         The Corporation shall, to the fullest extent permitted by (S)145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 5.1 of the By-laws of the Corporation provides as follows:

         (a) The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner her reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonable incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interest of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability buy in view of all the circumstances of the case, such person is fairly and reasonable entitled to indemnity for such expense which the Court of Chancery of the State of Delaware or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of the Corporation, or a person serving in any other enterprise at the request of the Corporation, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) and (b) of this Section, or in defense of any claim, issue or matter therein, the Corporation shall indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors, or (3) by independent legal counsel in a written opinion, or (4) by the stockholders.

         (e) Expenses incurred by a directors, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suite or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section.

         (f) The indemnification and advancement of expenses provided by or granted pursuant to, the other subsections of this Section shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall it be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

         (h) The indemnification and advancement of expenses provided by, or granted pursuant to this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (i) For the purposes of this Section, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent f such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation of its separate existence had continued.

         (j) This Section 5.1 shall be construed to give the Corporation the broadest power permissible by the Delaware General Corporation Law, as it now stands and as heretofore amended.

         Section 145 of the General Corporation Law of the State of Delaware provides as follows:

         (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonable incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil criminal administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director of officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitles under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service s a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "no opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Company has purchased a Directors and Officer Liability Insurance policy for coverage of up to $5,000,000.

  Item 16.  Exhibits.

            The following Exhibits are included pursuant to regulation S-K.


      No.    Description                                                                  Reference
     ----    -----------                                                                  ---------
      4.1    Purchase Agreement dated December 29, 2000 by and between Sheffield              *
             Pharmaceuticals, Inc. and The Tail Wind Fund Ltd.
      4.2    Registration Rights Agreement dated December 29, 2000 by and between             *
             Sheffield Pharmaceuticals, Inc. and The Tail Wind Fund, Ltd.
      4.3    Warrant dated December 29, 2000 issued to The Tail Wind Fund, Ltd.               *
      4.4    Warrant dated October 2, 2000 issued to Gruntal & Co.                           (1)
      4.5    Warrant dated December 29, 2000 issued to Gruntal & Co.                         (1)
      4.6    Warrant dated September 17, 1998 issued to Continental Capital & Equity          *
             Corporation
      4.7    Warrant dated September 30, 1997 issued to The P.L. Thomas Group                 *
      5.1    Opinion of McDermott, Will & Emery (includes Consent)                           (1)
     23.1    Consent of McDermott, Will & Emery included in Exhibit 5.1                      (1)
     23.2    Consent of Ernst & Young LLP relating to the use of Financial Statements         *
     24.1    Power of Attorney, included in Part II of the Registration Statement             *

---------------
        *   Previously filed.
       (1)  Filed herewith.


Item 17. Undertakings.


The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
          1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on March 20, 2001.


                                      Sheffield Pharmaceuticals, Inc.

                                      By:  /s/ Loren G. Peterson
                                           ---------------------------------
                                           Loren G. Peterson
                                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


            Signature                             Title                                          Date
            ---------                             -----                                          ----
/s/ Thomas M. Fitzgerald                 Director and Chairman                              March 20, 2001
--------------------------------
Thomas M. Fitzgerald

/s/ Loren G. Peterson                    Director, President and Chief                      March 20, 2001
--------------------------------
Loren G. Peterson                        Executive Officer

         *                               Director                                           March 20, 2001
--------------------------------
John M. Bailey

         *                               Director                                           March 20, 2001
--------------------------------
Digby W. Barrios

         *                               Director                                           March 20, 2001
--------------------------------
Todd C. Davis

        *                                Director                                           March 20, 2001
--------------------------------
Roberto Rettani

/s/ Scott A. Hoffmann                    Vice President Finance and                         March 20, 2001
--------------------------------
Scott A. Hoffmann                        Administration
                                         Secretary and Treasurer
* By /s/ Loren G. Peterson
--------------------------------
Attorney-in-Fact